ALPHACORE, LLC CODE OF ETHICS SEPTEMBER _27_, 2016

This Code of Ethics (the “Code”) applies to all Access Persons, as defined in Section 1(a) below, of AlphaCore, LLC (“AlphaCore” or the “Firm”).

1.	Definitions

(a)	“Access Person” means, for the purposes of the Code, all employees of the Firm, including any director, officer, general partner, or advisory person of the Firm. Also includes independent contractors who have access to non-public information regarding clients’ recent purchases or sales of securities, are involved in making securities recommendations to clients, or who has access to such recommendations that are non-public and anyone else the Chief Compliance Officer (“CCO”) deems to be an Access Person.

(b)	“Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, which may include the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security (see Appendix 1 of this section for Examples of Beneficial Ownership). This term also includes securities held by members of an Access Person’s immediate family sharing the same household; provided, however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(c)	“Exchange Traded Funds” (“ETFs”) are shares of ownership in either funds, unit investment trusts or depository receipts that hold portfolios of common stocks or other securities that closely track the performance and dividend yield of specific indices.

(d)	“Exempt Transactions” means any transaction exempt from the pre-clearance, holding and/or reporting requirements under the Code. Such transactions are still subject to the Code of Ethics, and may still be reviewed by the CCO or designee.

(e)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach- Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

(f)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(g)	“Investment Personnel of Reportable Funds” means: (a) any employee of AlphaCore who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Reportable Fund(s) (see below for definition) and such term includes any Portfolio Manager; or (b) any natural person who controls AlphaCore and who obtains information concerning recommendations made to the Reportable Fund(s) regarding the purchase or sale of securities by any Reportable Fund.

(h)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter. For example, a private placement would be considered a limited offering.

(i)	“Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account and otherwise be deemed to have Beneficial Ownership. This typically includes accounts of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and/or (d) any other person residing in the same household of such Access Person, if such Access person has a beneficial interest in such account(s). Each of the above accounts is considered a personal account of the Access Person.

(j)	“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

(k)	“Purchase or sale of a security” means the buying or selling of any stock and includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(l)	“Reportable Fund” means (i) the AlphaCore Absolute Fund and any other mutual fund for which the Firm may serve as an investment adviser or sub-adviser as defined in section 2(a)(2) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

(m)	“Secondary Offering” (“SO”) means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

(n)	“Securities” or “Covered Securities” means a security as defined in section 202(a)(18) of the Investments Advisers Act, exception that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)     shares issued by money market funds; and (iv) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Examples of Covered Securities include, but are not limited to:

•	Equity securities including common and preferred stock;
•	Corporate and Municipal bonds;
•	Exchange Trade Funds;
•	Open end mutual funds, including Reportable Funds;
•	Closed end funds and offshore funds;
•	Investments convertible into, or exchangeable for, stock or debt securities;
•	Any derivative instrument relating to any of the above securities, including options, warrants and futures; and
•	Any initial public offerings (IPOs) or interests in a limited offering (such as a private pooled investment vehicle) in any of the foregoing.

2.	Fiduciary Obligations, Ethical Principles and Standards of Business Conduct

The Firm and its Access Persons have an ongoing fiduciary responsibility to the Firm’s clients and must ensure that the needs of the clients always come first. The Firm holds its Access Persons to a very high standard of integrity and business practices. In serving its clients, the Firm and its Access Persons must at all times deal with clients in an honest and ethical manner and comply with all applicable Federal Securities Laws.

While affirming its confidence in the integrity and good faith of its Access Persons, the Firm understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Firm’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients or results in an advantageous position for the personal accounts.

Because the Firm is a fiduciary to its clients, Access Persons must avoid actual and potential conflicts of interest with the Firm’s clients. Therefore, in view of the foregoing and in accordance with the provisions of Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, the Firm has adopted this Code to outline general fiduciary principles and standards of business conduct, prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline preapproval and reporting requirements and enforcement procedures. Please note that for all pre-approval, reporting and review requirements listed below, the CCO will report to and/or obtain pre-approval from a member of senior management other than the CCO.

In addition, Access Persons must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of the Firm’s clients must come first;
(b)	Personal securities transactions must be conducted consistent with the Code and in a manner that avoids any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility; and
(c)	No inappropriate advantage should ever be taken that is contrary to the Firm’s responsibilities and duties to its clients.

3.	Unlawful Actions

It is unlawful for any Access Person:

(a)	To employ any device, scheme or artifice to defraud a client;
(b)	To make any untrue statement of a material fact to any of the Firm’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
(d)	To engage in any manipulative practice with respect to a client.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Firm clients.

4.	Procedures regarding trading by Access Persons in Personal Accounts

(a)	Pre-Approval of Transactions: No Access Person may purchase or sell any IPO, SO or Limited Offerings, including but not limited private placements and offerings of pooled investment vehicles in a Personal Account without written pre-approval by the CCO or designee. The approval must be requested by the Access Person by submitting a request via the Personal Securities Trading Request Form (see Appendix 2). All preapproved trades must be completed no later than the close of business on the fifth trading day after written approval is received unless otherwise noted and approved on the pre-approval form. In the event that an order involving an IPO, SO or Limited Offering, is not placed within that time period, a new authorization must be obtained. Importantly, there may be times when an Access Person is denied approval to trade in their Personal Account. This may be due to a number of factors and is at the sole discretion of the CCO.

Please note: At the discretion of the CCO and in accordance with the Firm’s written policy and procedures regarding aggregated block trades, Access Person transactions may be included in an aggregated block trade for clients, so long as it is in the same direction (i.e., all buys or all sells), for the same security and requested on the same day the aggregated block trade takes place.

(b)	Exempt Transactions:

No Access Person shall be required to pre-clear or report (unless otherwise noted) transactions in:

•	Open-end mutual funds (except transactions in ETFs and all mutual funds are required to be reported).
•	U.S. treasury bonds, treasury notes, treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government or its agencies or instrumentalities.
•	Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit (not including corporate or high yield bonds)
•	Commercial paper
•	Repurchase agreement

(c)	Ban on Short-term Trading Profits: Access Persons must hold each Covered Security for a period of not less than thirty (30) days from date of acquisition, unless such transaction is included in an aggregated block trade or doing so would result in a substantial loss to the Access Person. Under the latter circumstance, the Access Person must obtain written approval from the CCO prior to the sale of the Covered Security and provide a written detailed explanation of the hardship.

(d)	Market Timing Prohibited: No Access Person shall engage in market timing activities in any Reportable Fund. For the purposes of the Code, "market timing" shall be defined as the purchase and redemption of shares of a Reportable Fund over a period of less than 30 days.

(e)	Misuse of Non-Public Information: No Access Person shall divulge or act upon any material, non-public information as such activity is defined hereto in Appendix 3: AlphaCore, LLC Insider Trading Policies and Procedures, which are incorporated herein. Upon initial execution of this Code and annually thereafter, all Access Persons are required to read the Insider Trading Policies and Procedures, sign and date the acknowledgment of receipt and understanding attached thereto within 15 days of receipt.

5.	Conflicts of Interest Issues

(a)	Gifts: No Access Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to meals, merchandise, prizes, travel expenses, entertainment tickets) of more than $100 in value per year from any person or entity that does business with or on behalf of the Firm. Access Persons may not at any time give or accept a cash or cash equivalent gift. All gifts given and received must be reported to the CCO or designee at the time the gift was given and/or received via Appendix 4. Meals, entertainment and travel in the presence of the person or entity that does or seeks to do business with AlphaCore are permitted outside the $100 limit, but the Access Person must receive prior approval from the CCO.

(b)	Service on Boards: No Access Person shall serve on the board of directors of a company, institution, endowment, charity, or any other organization without prior written authorization by the CCO or designee via Appendix 5. If board service is authorized, such Access Person shall at all times ensure that they have no role in making any type of investment decisions with respect to the company, unless otherwise approved by the CCO or designee

(c)	Outside Business Activities: While associated with AlphaCore, no Access Person will accept outside employment or receive outside compensation without obtaining written pre- approval by the or designee via Appendix 5. (Please note: This procedure must be followed even if the outside activity is performed without receiving compensation.)

(d)	Volunteer Work: While associated with AlphaCore, no Access Person may be involved with any type of activity which may bring negative publicity to AlphaCore.

6.	Reporting and Compliance Procedures

(a)	Brokerage Statements: All Access Persons shall report via Appendix 6 initially upon hire and any time a new account is opened for a Personal Account, and otherwise provide all necessary information to the CCO so that the Firm may direct such broker(s) to send the CCO a copy of each trade confirmation and/or brokerage account statement generated for each of the Access Person’s Personal Account(s) in which he/she has a beneficial interest.

(b)	Submission of Quarterly Reports: In order for the Firm to monitor compliance with the Code and to comply with Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, every Access Person shall be required to report to the CCO or designee via Appendix 7, the information described below, OR in the alternative, cause the Firm to receive or be provided with monthly/quarterly brokerage account statements that contain the following information:

i.	The date of the transaction (either trade date or settlement date), the name of the Security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved;

ii.	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

iii.	The price of the Security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

v.	The name and account number of the Personal Account.

The above information must be reported by each Access Person within 30 days following every calendar quarter-end.

(c)	Initial and Annual Holdings Reports: No later than 10 days after becoming an Access Person, and annually thereafter, each Access Person must submit to the CCO or designee a report of his or her personal securities holdings and those of his or her immediate family members in any Covered Securities via Appendix 8. The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:

i.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

ii.	The name of the broker, dealer or bank with which the Access Person maintains an account in which the securities are held; and

iii.	The date the Access Person submits the report.

7.	Administration of the Code

(a)	The CCO or designee will review all reports and other information submitted under this Code in a timely manner. This review will include, but not be limited to: 1) an assessment of whether the Access Person followed the required procedures, 2) an assessment of whether the Access Person has traded in the same securities as the Firm’s clients and if so, determining whether the client terms for the transactions were more favorable, 3) an assessment of any trading patterns that may indicate abuse, including market timing, and 4) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

(b)	Access Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware, to the CCO. No Access Person will be sanctioned for reporting a potential violation or violation.
(c)	Each Access Person shall receive a copy of the Code initially upon becoming an Access Person, annually and anytime the Code is amended. Upon receipt, each Access Person is required to read and understand the requirements of the Code and then submit to the CCO or designee, the Code of Ethics Acknowledgment Form via Appendix 9. The Acknowledgment Form must be submitted no later than 15 days from the date of receipt of the Code and any amendments thereto.

(d)	This Code does not amend or supersede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.

(e)	Upon amendment of this Code, the AlphaCore CCO will provide a copy to the CCO of the Northern Lights Fund Trust for approval or ratification (as determined by the CCO of the Northern Lights Fund Trust) by the Board of Trustees of the Trust.

(f)	At least quarterly, the AlphaCore CCO or designee will furnish to the CCO of the Northern Lights Fund Trust, a written report with respect to any violations of this Code by AlphaCore Access Persons and any procedures or sanctions imposed in response to the violations and such other information as may be reasonably requested by the CCO of the Trust.

(g)	At least annually, the AlphaCore CCO or designee shall prepare and provide a written report to the CCO of the Northern Lights Fund Trust that:

(i)	Provides a summary of any violations that occurred during the past year requiring significant remedial action;

(ii)	Describes any procedural changes made during the past year;

(iii)	Describes any recommended changes to this Code or any related code or procedures; and

(iv)	Certifies to the Board of Trustees of the Northern Lights Fund Trust, in the form prescribed by the Trust’s Code of Ethics, that AlphaCore has adopted procedures reasonably necessary to prevent AlphaCore Access Persons from violating the AlphaCore Code of Ethics.

8.	Violations of the Code

The CCO or designee will assess whether any violation has occurred. If it is determined that a violation has occurred, the senior managers may impose such sanctions as they deems appropriate, including, but not limited to suspension of personal trading privileges for a period, disgorging of profits made by the violator, fines and/or dismissal from the Firm.

While facts and circumstances will greatly influence those actions and steps taken by AlphaCore, generally, the senior managers will administer the appropriate disciplinary action against the Supervised Person who committed the violation, using the general guidelines outlined below:

•	A verbal warning and mandatory training on those policies and procedures that were violated (for a first minor violation).
•	A written warning and mandatory training on those policies and procedures that were violated (for a first time instance of misconduct or a second minor violation).
•	A final written warning, a minimum fine of $100 and mandatory training on those policies and procedures that were violated (for a second instance of misconduct or a third minor violation).
•	Dismissal (for gross misconduct, repeated instances of misconduct or more than five minor violations).

The senior managers have discretion to waive any of the above guidelines or take additional action depending on the facts and circumstances of the violation.

The following are examples of some of the violations that, if found to have occurred, will be deemed to be instances of misconduct unless there are exceptional mitigating circumstances:

•	Failure to report new brokerage accounts;
•	Entering into personal security transactions which are either unauthorized or without the appropriate pre-authorization; and
•	Failing to timely report personal trading and holdings.

The CCO or designee will document all disciplinary actions taken against any supervised person(s) and a copy of such documentation will be maintained in an appropriately designated file. The documentation will include the nature of the cause for the disciplinary action, the specific fines or penalties imposed, and any and all corrective actions taken by AlphaCore. In addition, the CCO will report all violations to the CCO of Northern Lights Fund Trust.

Also, supervised persons are required to immediately notify AlphaCore’s CCO whenever he/she believes there may have been a violation of the Firm’s Code.

9.	Exceptions

The CCO may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 or any other Federal Securities Law.

10.	Record keeping Requirements

The CCO or designee, will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the report was obtained and/or in effect, the first two years on-site in an accessible place, with the exception of (c) below, which will be kept for five years after the individual ceases to be deemed an Access Person.

(a)	A list of all of the Firm’s Access Persons, which will include every person who was deemed an Access Person at any time within the past five years, even if they are no longer deemed as such.

(b)	Copies of the Code and all amendments thereto.

(c)	Copies of all the written acknowledgments required in 7(c) above submitted by each Access Person.

(d)	A record of any violation of the Code and any action taken as a result of the violation.

(e)	Copies of each report submitted by an Access Person required in 6(b) and (c) above.

(f)	Copies of all brokerage statements submitted in accordance with 6(a) above.

(g)	All pre-clearance decisions and the reasons supporting the decision, when applicable.

(h)	Copies of all reports provided to the Northern Lights Fund Trust CCO in accordance with 7(f) and 7 (g) above.

The AlphaCore CCO will provide copies of any of the above records to the CCO of the Northern Lights

Fund Trust, upon request.

Any Access Person having questions relating to the Code should contact the CCO.

Code of Ethics – Appendix 1

ALPHACORE, LLC EXAMPLES OF BENEFICIAL OWNERSHIP

The below are examples only and not all inclusive:

•	Securities held by an Access Person for their own benefit, regardless of the form in which held;

•	Securities held by others for an Access Person’s benefit, such as securities held by custodians, brokers, relatives, executors or administrators;

•	Securities held by a pledge for an Access Person’s account;

•	Securities held by a trust in which an Access Person has an income or remainder interest, unless the Access Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by Will a distribution of trust property or income to the Access Person;

•	Securities held by an Access Person as trustee or co-trustee, where the Access Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;

•	Securities held by a trust of which the Access Person is the settler, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

•	Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or a controlling partner of such entity (e.g., Access Person owns more than 25% of the partnership’s general or limited partnership interests);

•	Securities held by a personal holding company controlled by a Access Person alone or jointly with others;

•	Securities held in the name of minor children of a Access Person or in the name of any relative of a Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home;

•	Securities held in the name of any person other than a Access Person and those listed above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits equivalent to those of ownership; and

•	Securities held in the name of any person other than an Access Person, even though the Access Person does not obtain benefits equivalent to those of ownership (as described above), if the Access Person can vest or re-vest title in himself.

Code of Ethics - Appendix 2

ALPHACORE CAPITAL, LLC PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM				Submitted By: (Print Name) Signature: Date:
Account Name	Acct #	Full Security Name	Ticker Symbol/ CUSIP	Date of Transaction	Transaction Type: Buy/Sell Short/Long	No. of Shares	Broker-Dealer Used

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

____________________________________________________________________________________

For Compliance Use Only:

Permission from Compliance has been  Granted  Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:

Date:

11

Code of Ethics – Appendix 3

ALPHACORE ADVISORS, INC

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to "insider trading." The purpose of this Insider Trading Policies and Procedures is to comply with the 1988 Act and the Investment Advisers Act of 1940, as amended. In addition, these policies and procedures herein are designed to provide a program for educating, detecting and preventing insider trading by supervised persons of AlphaCore.

DEFINITIONS

“Insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key personnel, but may be extended to include family members, relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as "temporary" or "constructive" insiders if they have access to material non-public information for a legitimate purpose in the context of performing a service for a particular company. Examples include, but are not limited to accountants, attorneys and even printers who print financial information.

"Insider Information" describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company's securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

“Misappropriation” usually occurs when a person acquires inside information about one company in violation of a duty owed to another company. For example, if an employee of ABC Public Company has knowledge that XYZ Public Company is negotiating a merger with ABC Company, that employee has material nonpublic information about both companies and must not trade in such companies’ stocks or pass on the information to anyone that does not already know.

“Tipping” is passing along inside information to others. A tip occurs when an insider (the "tipper") discloses inside information to another person (the “recipient”), which causes the recipient to become an insider and therefore subject to a duty not to trade or pass along the information while in possession of that information. The act of tipping violates the 1988 Act and both the tipper and the recipient may be subject to liability for insider trading regardless of whether a benefit was derived from the action.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for the employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and
•	Criminal penalties that can result in a maximum fine of up to $5,000,000 and twenty (20) years imprisonment.

POLICY

AlphaCore and its supervised persons are prohibited from acting upon material non-public information, which includes tipping.

There may be times that a supervised person receives insider information during the ordinary course of employment with the Firm and regardless if the receipt of such information is advertent or inadvertent, that person will be deemed an “insider”. This may occur under a variety of circumstances, including but not limited to the following:

Example 1: AlphaCore’s client may be an officer or director of a publically traded company that is undergoing material structural changes and discloses these changes to a supervised person.

Example 2: A supervised person inadvertently receives insider information during a research call with a public company, an expert network consultant, a broker-dealer, an investment manager, or others with such information.

Example 3: A supervised person receives non-public information regarding a tender offer.

If a supervised person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, they should notify the CCO immediately.

Prohibited activity while in receipt of material non-public information includes but is not limited to the following activities:

•	Purchasing or selling a security (or a derivative of such security) for any AlphaCore client, in a Personal Account or any proprietary account, or in any other account while in possession of material, non-public information relating to that security or its issuer of affiliates; and

•	Communicating material, non-public information to another (with the exception of the CCO), whether or not such communication leads to or was intended to lead to, a purchase or sale of securities.

To help avoid possible violations, senior management of AlphaCore will exercise great care, in accordance with the procedures outlined below, in the supervision of supervised persons and of the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, supervised persons must consult with the CCO prior to effecting the transaction.

PROCEDURES

Use of Expert Networks Providing Research

Expert networks are defined as “A group of professionals who are paid by outsiders for their specialized information and research services.” Supervised persons must notify the CCO prior to engaging/contracting with an expert network firm to provide specialized research. The CCO or designee will perform and document a due diligence review of the expert network firm, including a review of the controls in place at the firm regarding insider trading and ensuring that material non-public information is not passed on to their clients. Additionally, all contracts entered into with the expert network firm must contain a statement by the expert network firm that they will not at anytime provide material non-public information to AlphaCore or any of the firm’s supervised persons.

Contacts with Public Traded Companies

Any supervised person that has contact with an employee, director, officer, or majority shareholder of any publicly traded company to obtain research information or to discuss matters that relate to any investment advisory account of AlphaCore, the supervised person will:

1.	Maintain a log of all meetings and calls with such employee, director, officer, or majority shareholder; and
2.	Immediately notify the CCO if the supervised person believes that he or she has received any material non-public information during such contact.

Clients Who Are Officers of Public Companies

From time to time, AlphaCore may have clients who are majority shareholders, directors, officers, or employees of publicly traded companies. When this occurs, the IAR assigned to such client(s) is responsible for immediately notifying the CCO, who will determine whether that security should be added to the Firm’s

Restricted Securities List.

Restricted Securities List

When a security is placed on a Restricted Securities List, supervised persons are prohibited from purchasing or selling such Restricted Securities in any Personal Account (as such term is defined in the

Firm’s Code of Ethics), or on behalf of any client account during the full time period they are listed. The

CCO shall be responsible for maintaining the Firm’s Restricted Securities List and will ensure that all supervised persons are notified of the securities listed on the Restricted Securities List, along with changes that are made from time to time.

Notification of Receipt of Material Non-Public Information

Any supervised person who becomes aware of material, non-public information, or becomes aware of any supervised person that may have or has obtained such information should immediately advise the CCO. Supervised persons are prohibited from discussing such with any other firm personnel.

Ongoing Responsibility of Supervised Persons

All supervised persons must make an ongoing diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not occur. This requires all supervised persons to:

(a)	Read, understand and agree in writing to comply with the Firm’s Insider Trading Policies and Procedures. Supervised persons are required to sign the acknowledgment initially upon hire, when amendments are made, and annually thereafter;

(b)	Disclose to the CCO any employment, relationship, or other involvement (such as board membership or employment by a family member or relative) with a publicly traded company;

(c)	Ensure that no trading occurs in their Personal Account(s) in any security (or derivative of such security) for which they have material, non-public information;

(d)	Make periodic (no less than annual) written certifications to the Firm that they have not traded upon or communicated material non public information;

(e)	Not disclose insider information obtained from any source whatsoever to any person not already having such knowledge (except the CCO when reporting receipt of such insider information);

(f)	Attend all mandatory educational and training required by the Firm and read all insider trading materials provided by the CCO or designee;

(g)	Consult with the CCO when questions arise regarding potential receipt of material, non-public information or when potential violations of these Insider Trading Policies and Procedures are suspected;

(h)	Adhere to all requirements under the Firm’s Code of Ethics, including this Insider Trading Policy; and

(i)	Cooperate fully with the CCO and any senior managers during any investigation of potential violations of these Insider Trading Policies and Procedures.

EMPLOYEE TRAINING AND EDUCATION

Supervised persons will be provided with a copy of this Insider Trading Policy initially upon hire and annually thereafter. In addition, all supervised persons shall attend any seminars and/or meetings required by AlphaCore that provides education and training with respect to the Firm’s Insider Trading Policy and the prohibitions of insider trading in general. Periodically, AlphaCore shall provide supervised persons with written materials discussing these procedures and insider trading in general.

VIOLATIONS AND SANCTIONS

Any potential violation of AlphaCore’s Insider Trading Policies and Procedures will result in an internal review and could result in immediate sanctions, including termination of employment for all supervised person(s) involved.

Please note: no supervised person will be sanctioned for the reporting of any potential or actual violation of the Firm’s Insider Trading Policies and Procedures.

Code of Ethics – Appendix 3 – Acknowledgment

ALPHACORE CAPITAL, LLC

INSIDER TRADING POLICIES AND PROCEDURES ACKNOWLEDGEMENT FORM AND CERTIFICATE OF COMPLIANCE

______________________________________

NAME (PLEASE PRINT)

1.	AlphaCore Capital, LLC’s Insider Trading Policies and Procedures (“Insider Trading Policy”) dated September 27, 2016, has been provided to me for my review.

2.	I certify that I have read and understand the Insider Trading Policy and will comply with these policies and procedures during the course of my association with the Firm.

3.	I agree to promptly report to the CCO any violation, or possible violation, of the Insider Trading Policy of which I became aware.

4.	I understand that violation of the Insider Trading Policy will be grounds for disciplinary action up to and including dismissal and may also be a violation of federal and/or state securities laws.

_______________________________

SIGNATURE

____________________________________

DATE

Code of Ethics – Appendix 4

ALPHACORE CAPITAL, LLC QUARTERLY GIFT REPORTING FORM				Date: Print Name: Signature:
Name	Relationship With Person(s)	Description of Gift(s)	Estimated Value	Gave or Received	Reason for Gift

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

_______________________________________________________________________

For Compliance Use Only:

Permission from Compliance has been Granted  Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:                                            Date:

17

Code of Ethics – Appendix 5

ALPHACORE CAPITAL, LLC

OUTSIDE BUSINESS ACTIVITY APPROVAL FORM

_____________________________________________________________________________________________

AlpahCore Capital, LLC (“AlphaCore” or the “Firm”) requires its Access Persons to obtain prior written permission to have any outside employment or to receive any outside business activity compensation other than through their affiliation with the Firm. The Firm’s Code of Ethics also requires you to notify the CCO prior to accepting certain outside employment.

_____________________________________________________________________________________________

Instructions: Please check all that apply:

1.

I understand that I must provide written documentation to the Firm prior to accepting (a) any board position or assignment with a non-public entity (including any church, not-for-profit organization or college/university) where I am to serve in an investment-related position, (b) any type of board position regardless if investment related or not, and/or (c) any outside compensation while still employed or associated with the Firm.

2.

I do not have any outside employment nor do I receive any compensation other than through my employment at or association with the Firm.

3.

I have accepted a position or assignment with a non-public company for which I hold an investment related position:

______________________________________________________________________________________

(Name of Company)

______________________________________________________________________________________

(Title/Main Responsibilities) (Start Date)

4.

I have accepted outside employment (including a board position or assignment) and/or I am receiving outside compensation while I am associated with the Firm:

______________________________________________________________________________________

(Name of Company)

______________________________________________________________________________________

(Title/Position) (Start Date)

5.

I have not accepted, but request permission to accept outside employment and/or compensation in addition to my employment at the Firm:

______________________________________________________________________________________

(Name of Company)

______________________________________________________________________________________

(Title/Position) (Start Date)

ACKNOWLEDGEMENT: I hereby certify that all information provided above is true and correct.

Signature:

Date:

Name (Print):

Title:

______________________________________________________________________________________________

For Compliance Use Only:

Permission from Compliance has been  Granted  Denied for this Employee/Access Person to engage in the Outside Business Activity as outlined above.

Compliance Approval by:

Date:

______________________________________________________________________________________________

Code of Ethics – Appendix 6

ALPHACORE CAPITAL, LLC

OUTSIDE BROKERAGE ACCOUNTS REPORTING FORM

Instructions: Please provide the following information for each securities brokerage account you hold. If you have no such brokerage accounts, mark the appropriate box below, print your name and return the form as instructed. The Access Person must send written authorization to each custodian requesting that copies of duplicate statements be provided to the Firm. Any questions should be directed to the CCO. If you have more than three outside brokerage accounts to report, please use additional forms.

1.	Please Check one: Employee Investment Advisory Representative Temporary Personnel

_________________________                 _________________________                    _________________________

Name                                                     IAR ID Number                                           Telephone Number

__________________________________________________________________________________________________________

2. Add Account	Remove Account Existing Account

_____________________________               _____________________________

Account Registration                                     Account Number

_________________________________________________________________

Name and Address of Financial Institution

_____________________________               _____________________________

Account Type (e.g., Custodial, Roth IRA)   Relationship to you

__________________________________________________________________________________________________________

3. Add Account	Remove Account Existing Account

_____________________________               _____________________________

Account Registration                                     Account Number

_________________________________________________________________

Name and Address of Financial Institution

_____________________________               _____________________________

Account Type (e.g., Custodial, Roth IRA)   Relationship to you

__________________________________________________________________________________________________________

4. Add Account	Remove Account Existing Account

_____________________________               _____________________________

Account Registration                                     Account Number

_________________________________________________________________

Name and Address of Financial Institution

_____________________________               _____________________________

Account Type (e.g., Custodial, Roth IRA)   Relationship to you

___________________________________________________________________________________________________________

5.	Acknowledgement and Certification. I acknowledge that the above list represents all outside securities brokerage accounts in which I have direct or indirect beneficial interest as defined in Firm’s Code of Ethics. I hereby acknowledge that I have received a copy of the Firm’s Code of Ethics, and understand it is my responsibility to read and comply with its provisions.

  By marking this box, I have acknowledged and agreed to the statement above.
  I do not have any securities account held at an institution outside of the Firm.
  I do not have any brokerage accounts.

_____________________________                 ____________

Signature                                                        Date

___________________________                    ___________________

Print Name                                                    Title/Affiliation

Code of Ethics – Appendix 7

ALPHACORE CAPITAL, LLC QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT				Submitted By: Date: No. of Trades to Report:
Account Name	Acct #	Full Security Name	Ticker Symbol/ CUSIP	Date of Transaction	Transaction Type: Buy/Sell Short/Long	No. of Shares	Broker-Dealer Used

__________________________________________________________________________________________________________________

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

For Compliance Use Only:

Permission from Compliance has been   Granted   Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:

Date:

20

Code of Ethics – Appendix 8

ALPHACORE CAPITAL, LLC INITIAL/ANNUAL HOLDINGS REPORT

In compliance with SEC guidelines and recommendations, once annually, AlphaCore Capital, LLC (“AlphaCore” or the “Firm”) mandates each Access Person to complete this declaration of personal securities holdings within 30 days of receipt. The Access Person must report all personal securities holdings owned by the Access Person in Personal Accounts (as defined in Code) and it must be as of a date no more than 45 days prior to the date of this report.

As of the          day of                          20__, I,                                   , declare that the following is a complete list of the securities held by me in Personal Accounts.

In lieu of listing each security, I am attaching a copy of each brokerage account statement, which lists the securities I am required to declare and includes all required information about each security as outlined in the Firm’s Code of Ethics.

Brokerage accounts:

Owner's Name	Brokerage Firm	Account Number

Partnerships:

Owner's Name	Partnership

Securities Not Held in Any Account:

Owner's Name	Security	Location

_________________________________

Signature and Date

ADDENDUM

TYPES OF SECURITIES FOR INCLUSION ON ANNUAL HOLDINGS DECLARATION

College Savings Programs

If the program does not invest in any type of security and is not held at a brokerage firm, it does not need to be reported.

Foundations

If the employee owns/created the foundation, it should be reported as an outside business activity, but not a security holding. Donations to foundations or charities do not need to be reported. An employee should not donate to a foundation or charity in exchange for receiving business from the foundation or charity.

Private Partnerships

Private partnerships and private funds (hedge funds, private equity, etc.) need to be reported.

Real Estate

Ownership in real property does not need to be reported. Investments in REITs or private placements/funds that invest in real estate do need to be reported.

Annuities/Insurance Programs

The product needs to be reported only if it invests in securities.

401Ks

The holdings do not need to be reported if the 401K only invests in unaffiliated third party open end mutual funds. If the 401K invests in any other type of security that is not considered “exempt”, then the holdings need to be reported.

IRAs

IRAs need to be reported if the account holds any type of reportable security.

Code of Ethics – Appendix 9

ALPHACORE CAPITAL, LLC

CODE ACKNOWLEDGEMENT FORM AND CERTIFICATE OF COMPLIANCE

_____________________________________

NAME (PLEASE PRINT)

AlphaCore Capital, LLC (“AlphaCore” or the “Firm”) Code of Ethics (“Code”) dated September 27, 2016 has been provided to me for my review.

1.	I have read and understand the Code and will comply with these policies and procedures during the course of my association with the Firm.

2.	I agree to promptly report to AlphaCore’s CCO any violation, or possible violation of this Code, which I become aware.

3.	I understand that a violation of this Code and/or a violation of federal and/or state securities laws will be grounds for disciplinary action as decided by the CCO, which could include but not be limited to dismissal of employment.

4.	I certify I will pre-clear all required personal securities transactions as required by the Code.

5.	I certify I will report all required securities transactions, holdings, gifts, new outside brokerage accounts, political contributions and outside business activities as required by the Code.

6.	I certify that I have executed the Firm’s Insider Trading Acknowledgement Form and agree to comply with the Firm’s Insider Trading Policies and Procedures.

_____________________________________

SIGNATURE

_____________________________________

DATE